World Headquarters
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

Contact: Nicole Decker  407-826-4560

Tupperware Brands Reports Third Quarter 2009 Results Significantly Ahead of Guidance
Raises Full Year 2009 and Provides Initial 2010 Outlook
Declares Increased Quarterly Dividend and Announces Accelerated Stock Repurchases

•	Third Quarter Sales up 9% in local currency, versus July guidance of up 4 to 6%, and even with last year reported, overcoming a $42 million negative foreign exchange impact

•	Third Quarter GAAP diluted E.P.S. 50 cents; excluding certain items impacting comparability*, diluted E.P.S. 54 cents, versus July guidance range of 33 to 38 cents

•	Dividend increased 14% to $1.00 per share annual rate from 88 cents

•	Accelerated stock repurchases to begin in fourth quarter 2009

Orlando, Fla., October 20, 2009 – (NYSE: TUP) Tupperware Brands Corporation today reported third quarter 2009 sales and profit.  Third quarter 2009 sales increased in local currency by 9% versus 2008, before a negative impact from foreign exchange rates of 9%.  This resulted in GAAP sales that were slightly above 2008.

Chairman and CEO, Rick Goings commented, “We are pleased to report another strong quarter of local currency sales growth, which was above the high end of the guidance we gave in July.  We delivered top line growth in local currency in all five segments. Our emerging markets, which comprised 56% of total sales in the quarter, were up 15% in local currency, and there were a significant number of markets with double digit increases, including Tupperware Brazil, India, Indonesia, Korea, Malaysia, Russia, South Africa, Turkey, Venezuela and Fuller Mexico.  The established markets were up 2% in local currency, continuing the significant improvement in trends as we’ve moved through the year. We achieved increases in a number of these markets including Tupperware Australia, Austria, France, Greece, Japan and the United States.  Also important to highlight is that our large Tupperware Germany business was even with last year, reversing the negative trends we saw in the beginning of the year.”

“Our management teams around the world continue to achieve sales growth by focusing on the fundamentals of our business, and we have seen both our emerging and established markets strengthen.  We were able to achieve 52% local currency net income growth excluding items, which was significantly higher than our local currency sales growth primarily through our robust contribution margin from higher sales.  In addition we generated $35 million from operating activities net of investing activities in the quarter, enabling us along with available cash, to pay down another $60 million of term loans” said Rick Goings.
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Diluted GAAP earnings per share of 50 cents for the third quarter of 2009, which was up 7 cents versus last year, included net negative 4 cents from items impacting comparability in both years and negative 11 cents versus 2008 from weaker foreign currencies.

Adjusted diluted earnings per share of 54 cents was 16 cents better than the high end of the guidance range given in July.  This was also up 7 cents, or 15% versus the prior year, overcoming the negative 11 cent impact on the comparison from foreign exchange.  Excluding the impact of currency on the comparison, adjusted diluted earnings per share increased by 50%.  In addition to the contribution margin from the higher sales, the increase versus last year came primarily from an improved sales mix and lower raw materials costs.  Partially offsetting these factors was a cost in 2009 of $4.9 million for converting Venezuelan bolivars to U.S. dollars and a higher tax rate of 23.9% in 2009 versus 15.4% in the 2008 quarter (24.1% in 2009 versus 15.7% in 2008 excluding items).

Tupperware Brands will conduct a conference call tomorrow, Wednesday October 21, 2009 at 10:00 am Eastern time.  The conference call will be webcast and archived along with a copy of this news release on www.tupperwarebrands.com.

Third Quarter Segment Highlights*

Tupperware Segments

In Europe, third quarter sales were up 6% versus prior year in local currency (down 1% reported).  Established markets were up 4% compared to last year in local currency (even with last year reported) and included double digit increases in France and Austria, as well as a high single digit increase in Greece.  The German business was even with last year after being down in the first two quarters.  The emerging markets were up 9% in local currency (down 2% reported). Growth came primarily from strong double digit increases in Tupperware South Africa and Russia.  For Europe overall, profit was up 67% versus prior year in local currency (up 45% reported).  Total sales force in the segment was up 14% at the end of the third quarter and the average active sales force was up 5% in the third quarter.

Asia Pacific sales were up 18% in local currency (up 17% reported) in the quarter with emerging markets up 26% in local currency (up 19% reported).  The growth continued to be led by India, Indonesia, Korea, and Malaysia/Singapore, which were all up strongly versus the prior year, partially offset by a single digit decrease in China that was lower than in the second quarter.  The established markets were up 9% versus prior year in local currency (up 13% reported) and included a return to growth in Tupperware Australia with a low single digit increase in the quarter after being down last quarter, and double digit growth in Tupperware Japan.   Profit was up 36% in local currency (up 27% reported).  Total sales force was up 25% at the end of the third quarter and the active sales force was up 24% in the quarter.

Tupperware North America sales were up 7% in local currency (down 4% reported) versus prior year, and included a mid single digit increase in Mexico, where the comparison was negatively impacted by the timing of business to business sales, and a high single digit increase in the United States and Canada. Profit for the segment was up 65% in local currency (up 42% reported).  The total sales force size at the end of September was up 4%, and the active sales force for the quarter was up 11%.

Beauty Segments

Beauty North America sales were up 2% in local currency (down 13% reported) reflecting a double digit increase by Fuller Mexico, partially offset by a double digit decrease by BeautiControl.  BeautiControl is continuing to focus on strengthening the business by re-emphasizing selling through the party and recruiting sales force members under the earnings opportunity.  Fuller Mexico achieved a double digit increase in local currency sales after being down in the first two quarters, although the sales force size was down slightly at the end of the third quarter. The segment’s profit in the quarter decreased 8% in local currency (down 31% reported).  The total sales force size at the end of the quarter was down 4%, and the active sales force for the segment was up 2% versus prior year.
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Beauty Other sales were up 16% in local currency (up 7% reported), with most of the increase coming from Tupperware Brazil and Venezuela.  Profit of $2.0 million, improved from a $2.2 million loss in the prior year primarily from the contribution margin associated with the higher local currency sales, along with value chain improvement in Brazil, and included $4.9 million in pre-tax costs to convert Venezuelan cash to U.S. dollars.  In the first quarter of 2009, the Company began selling beauty products in Brazil through its Tupperware sales force rather than through the separate beauty business it had been operating. This contributed to the profit improvement since the separate beauty business operated at a loss in 2008.  The total sales force advantage for the segment was 2%, and active sellers were down 5% from the prior year.

Year to Date Results

For the first nine months of 2009, total company sales grew 5% in local currency (down 8% reported).  The Tupperware brand segments grew 6% in local currency (down 6% reported) and the Beauty brand segments were up 2% in local currency (down 13% reported).  Businesses operating in emerging markets, comprising 52% of total company sales grew 12% in local currency (down 8% reported) and the rest of the businesses that operate in established markets were down 2% in local currency (down 9% reported).  The total sales force was up 7% at the end of September and active sellers were even with 2008 for the year-to-date period.  Profit from the operating segments rose 35% in local currency (10% reported), including double-digit improvements in all segments except Beauty North America which was slightly above last year.  There were significant improvements in the emerging markets of Tupperware Brazil, Indonesia, Mexico, and South Africa and the established markets of France, Germany and the United States.  Diluted earnings per share was $1.44, up 41% in local currency (down 4% reported).  Excluding certain adjustment items for the first nine months of 2009, diluted earnings per share was $1.86, up 43% in local currency (up 4% reported).

Fourth Quarter 2009 Outlook

The fourth quarter sales outlook is for a 6 to 8% increase in local currency, and an increase of 17 to 19% reported. GAAP diluted earnings per share is expected to be $1.06 to $1.11, with a net positive impact of 8 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $0.98 to $1.03.  This compares with GAAP diluted earnings per share of $1.05 last year and 90 cents excluding certain items.**  The guidance reflects a positive impact on the comparison of 16 cents from stronger foreign currencies, and includes an increase in pre-tax profit, excluding unusual items, 6 to 10% and a tax rate of 23.8% versus 15.5% in 2008.

Full Year 2009 Outlook

Full year 2009 sales are expected to increase in local currency versus 2008 by 5 to 6%, compared with the previous guidance range of a 3 to 5% increase.  Based on current foreign exchange rates there is an 8 percentage point negative impact on the comparison, resulting in a reported sales decrease range of 2 to 3%.  The local currency sales increase includes a low double digit increase from businesses in the emerging markets and sales down slightly versus last year in the established market businesses.  Earnings per share on a GAAP basis is expected to be $2.50 to $2.55, with a net negative impact of 34 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $2.84 to $2.89 (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule).  This compares with GAAP diluted earnings per share of $2.55 last year and $2.68 excluding certain items.**  There is a negative 34 cents impact versus 2008 from foreign currency rates in this outlook.  Excluding the impact of foreign exchange on the comparison, this represents an increase over the prior year of 21 to 24% and compares with the July 2009 guidance range of $2.59 to $2.64, which represented a 16 to 18% increase in local currency.  This outlook uses current foreign exchange rates for the fourth quarter of 2009.
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Full Year 2010 Outlook

The initial outlook for full year sales growth is an increase of 6 to 8% in local currency, and with a 6% benefit from foreign exchange is an increase of 12 to 14% reported.  The local currency increase foreseen for units operating in emerging markets is 12 to 14%, and the increase for units operating in established markets is 1 to 2%.  This is in line with the Company’s longer term guidance that was last raised in October 2008.  GAAP diluted earnings per share is forecast to be $3.17 to $3.27, with a net negative 16 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $3.33 to $3.43 (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule).  This compares with the mid-point of the 2009 GAAP diluted earnings per share range of $2.52 and $2.86 excluding certain items, and includes a positive 27 cents impact versus 2009 from current foreign currency rates.  Excluding the impact of foreign exchange on the comparison, the outlook range includes an increase in pre-tax profit of 10 to 13%, along with a tax rate of 25% versus 23% in 2009.

Rick Goings, Chairman and CEO, commented, “Even with the strong improvements this quarter, we believe we still have room to grow our businesses as indicated in our forecast for 6 to 8% local currency sales growth in the fourth quarter of 2009 and in 2010.  Being a global portfolio of direct selling companies has helped us to provide consistent top and bottom line growth even in a challenging macro economic environment.  As we go into the fourth quarter and beyond we will continue to focus on the fundamentals that strengthen our business:  developing innovative and desirable products, creating a selling situation that is fun and profitable, and promoting a compelling earnings opportunity for our salesforce.   We are also focused on the key business metrics that will sustain our continued growth and profitability, including continued growth in the size of our sales force and working to get new recruits active in the business quickly.  Together these will continue to drive our top line sales growth.”

“Our management teams are working hard and doing the right things in running our businesses, and are energized and looking ahead to 2010.  We believe that we have the right products and business models in place, and expect continued growth in the future.  After all, we have a lot of white space before us in our established markets and substantial room to grow in our emerging markets.”

Increased Quarterly Dividend Declared

The Company’s board of directors declared today a 25 cent dividend, payable to shareholders of record as of December 4, 2009 that will be paid on January 4, 2010.  The $1.00 per share annual dividend implied reflects a 14% increase in the quarterly dividend from the 22 cents per quarter paid since the Company became public in 1996. The increased dividend is approximately equal to 35% of the high end of the 2009 diluted earnings per share outlook range announced in this release, excluding unusual items.

Accelerated Share Repurchases

Since May 2007 under a $150 million authorization, the Company has been partially offsetting the dilution from stock option exercises by repurchasing shares using proceeds received from exercises.  Today the Company’s board of directors approved increasing repurchases to further offset the dilution associated with shares that become outstanding under the Company’s incentive programs.  Through the end of the third quarter of 2009, $91 million of repurchases had been made using option proceeds since the program began, including $26 million in the third quarter.  In the fourth quarter of 2009, the goal is to repurchase shares valued at approximately $40 million plus any option proceeds received.

Debt Target

Year-to-date through the third quarter, the Company had paid off $80 million of its term loans, bringing the outstanding balance to $465 million.  In light of the expected cash flow generation from its operating activities, net of investing activities, and considering the dividend and share repurchase actions described above, the Company anticipates making further reductions in its outstanding debt in the fourth quarter of 2009 and future years.
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 * See Non-GAAP Financial Measures Reconciliation Schedule.  Amounts discussed in Segment Highlights are on a GAAP basis and include purchase accounting amortization.

** 2008 Basic and Diluted earnings per share has been recast to conform to new earnings per share accounting guidance adopted in the first quarter of 2009.  As a result, this reduced the 2008 third and fourth quarter and full year diluted earnings per share by $0.01 versus the originally reported amounts.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.4 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals for use in food containers of materials such as polycarbonate, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; and purchase accounting intangible asset and goodwill impairment costs.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believe these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.
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The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the second quarters of 2009 and 2008, the Company recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Included on the Company’s website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company’s financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Sept 26,	Sept 27,	Sept 26,	Sept 27,
(In millions, except per share data)	2009	2008	2009	2008

Net sales	$514.0	$513.1	$1,501.5	$1,640.1
Cost of products sold	172.4	186.1	508.4	580.2
Gross margin	341.6	327.0	993.1	1,059.9

Delivery, sales and administrative expense	284.4	284.8	817.4	899.4
Re-engineering and impairment charges	2.4	1.2	6.5	6.9
Impairment of goodwill and intangible assets	-	-	28.1	9.0
Gains on disposal of assets including insurance recoveries	-	2.2	10.1	2.8
Operating income	54.8	43.2	151.2	147.4

Interest income	0.8	1.3	2.6	3.8
Interest expense	8.4	10.3	23.8	29.1
Other expense	4.9	1.7	6.4	3.8
Income before income taxes	42.3	32.5	123.6	118.3
Provision for income taxes	10.0	5.0	32.7	22.7
Net income	$32.3	$27.5	$90.9	$95.6

Net income per common share:

Basic earnings per share:	$0.52	$0.44	$1.46	$1.55

Diluted earnings per share:	$0.50	$0.43	$1.44	$1.50

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				39 Weeks	39 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	Sept 26,	Sept 27,	%	%	Exchange	Sept 26,	Sept 27,	%	%	Exchange
	2009	2008	Inc (Dec)	Inc (Dec)	Impact	2009	2008	Inc (Dec)	Inc (Dec)	Impact

Net Sales:
Europe	$157.6	$159.2	(1)	6	$(10.7)	$514.8	$582.7	(12)	2	$(80.1)
Asia Pacific	103.0	88.3	17	18	(1.2)	266.2	244.1	9	16	(14.1)
TW North America	77.2	80.1	(4)	7	(7.9)	217.3	233.8	(7)	4	(24.8)
Beauty North America	97.2	111.5	(13)	2	(16.6)	287.7	360.2	(20)	(4)	(59.5)
Beauty Other	79.0	74.0	7	16	(5.9)	215.5	219.3	(2)	12	(26.7)

	$514.0	$513.1	-	9	$(42.3)	$1,501.5	$1,640.1	(8)	5	$(205.2)

Segment profit (loss):
Europe	$19.3	$13.5	45	67	$(1.8)	$80.7	$81.5	(1)	21	$(14.6)
Asia Pacific	22.9	18.0	27	36	(1.2)	50.3	45.1	12	27	(5.5)
TW North America	9.6	6.7	42	65	(0.9)	24.6	19.1	29	51	(2.8)
Beauty North America	9.8	14.1	(31)	(8)	(3.5)	36.8	48.6	(24)	2	(12.5)
Beauty Other	2.0	(2.2)	-	-	-	12.2	(8.2)	+	+	1.1

	63.6	50.1	27	49	(7.4)	204.6	186.1	10	35	(34.3)

Unallocated expenses	(11.3)	(9.6)	19	8	(1.0)	(35.3)	(29.4)	20	5	(4.4)
Gains on disposal of assets including insurance recoveries	-	2.2	(99)	(99)	-	10.1	2.8	+	+	-
Re-engineering and impairment charges	(2.4)	(1.2)	95	95	-	(6.5)	(6.9)	(6)	(6)	-
Impairment of goodwill and intangible assets	-	-	-			(28.1)	(9.0)	+	+	-
Interest expense, net	(7.6)	(9.0)	(16)	(16)	-	(21.2)	(25.3)	(16)	(16)	-

Income before taxes	42.3	32.5	30	75	(8.4)	123.6	118.3	4	55	(38.7)
Provision for income taxes	10.0	5.0	+	+	(1.3)	32.7	22.7	44	+	(7.4)
Net income	$32.3	$27.5	17	57	$(7.1)	$90.9	$95.6	(5)	41	$(31.3)

Net income per common share (diluted)	$0.50	$0.43	16	56	(0.11)	$1.44	$1.50	(4)	41	(0.48)

Weighted average number of diluted shares	64.0	63.3				63.1	63.2

TUPPERWARE BRANDS CORPORATION
RECONCILIATION

(In millions except per share data)

	13 Weeks Ended Sept 26, 2009				13 Weeks Ended Sept 27, 2008
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$19.3	$0.1	a	$19.4	$13.5	$0.2	a	$13.7
Asia Pacific	22.9	0.3	a	23.2	18.0	0.3	a	18.3
TW North America	9.6	-		9.6	6.7	-		6.7
Beauty North America	9.8	0.5	a	10.3	14.1	1.1	a	15.2
Beauty Other	2.0	0.4	a	2.4	(2.2)	2.6	a, f	0.4
	63.6	1.3		64.9	50.1	4.2		54.3

Unallocated expenses	(11.3)	-		(11.3)	(9.6)	-		(9.6)
Gains on disposal of assets including insurance recoveries	-	-		-	2.2	(2.2	) b	-
Re-eng and impairment chgs	(2.4)	2.4	c	-	(1.2)	1.2	c	-
Impairment of goodwill and intangible assets	-	-		-	-	-		-
Interest expense, net	(7.6)	-		(7.6)	(9.0)	-		(9.0)
Income before taxes	42.3	3.7		46.0	32.5	3.2		35.7
Provision for income taxes	10.0	1.1	e	11.1	5.0	0.6	e	5.6
Net income	$32.3	$2.6		$34.9	$27.5	$2.6		$30.1

Net income per common share (diluted)	$0.50	$0.04		$0.54	$0.43	$0.04		$0.47

	39 Weeks Ended Sept 26, 2009				39 Weeks Ended Sept 27, 2008
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$80.7	0.3	a	$81.0	$81.5	0.4	a	$81.9
Asia Pacific	50.3	0.9	a	51.2	45.1	1.1	a	46.2
TW North America	24.6	-		24.6	19.1	-		19.1
Beauty North America	36.8	1.5	a	38.3	48.6	3.0	a	51.6
Beauty Other	12.2	1.1	a	13.3	(8.2)	4.4	a, f	(3.8)
	204.6	3.8		208.4	186.1	8.9		195.0

Unallocated expenses	(35.3)	-		(35.3)	(29.4)	-		(29.4)
Gains on disposal of assets including insurance recoveries	10.1	(10.1	) b	-	2.8	(2.8	) b	-
Re-eng and impairment chgs	(6.5)	6.5	c	-	(6.9)	6.9	c	-
Impairment of goodwill and intangible assets	(28.1)	28.1	d	-	(9.0)	9.0	d	-
Interest expense, net	(21.2)	-		(21.2)	(25.3)	-		(25.3)
Income before taxes	123.6	28.3		151.9	118.3	22.0		140.3
Provision for income taxes	32.7	1.7	e	34.4	22.7	4.3	e	27.0
Net income	$90.9	$26.6		$117.5	$95.6	$17.7		$113.3

Net income per common share (diluted)	$1.44	$0.42		$1.86	$1.50	$0.28		$1.78

(a)  Amortization of intangibles of acquired beauty units.

(b)  Gain on disposal of assets of $10.1 million in 2009 is insurance recoveries related to the 2007 fire in South Carolina.  In 2008, $2.2 million in the third quarter was from the sale of land held for development near the Company's Orlando, Florida headquarters and $0.6 million was insurance proceeds from flood damage in Indonesia reported in the second quarter.

(c) Re-engineering and impairment charges in 2009  include $0.4 million related to the relocation of the Company's BeautiControl manufacturing facility and a new plant in India, $1.0 million to write off impaired software in South Africa, $0.8 million to write-off beauty manufacturing assets in Brazil, $0.2 million related to idle equipment impairment, and $4.1 million for severance costs incurred to reduce headcount in the Company's BeautiControl, France, Fuller & Tupperware Mexico, Nutrimetics Australia, Fuller Argentina, South Carolina, and Japan operations, of which $2.4 million was incurred in the third quarter.  In 2008, $0.7 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, $0.8 million for obsolete software in South Africa, and $5.3 million of severance  incurred to reduce headcount in the Company's BeautiControl, Belgium, France, Germany, Italy, Mexico, Malaysia, Netherlands and Philippines operations, of which $1.2 million was incurred in the third quarter.

(d)  The Company reviewed the value of the intangible assets of its acquired beauty businesses.  As a result of these reviews, the intangibles of Nutrimetics, Avroy Shlain, and NaturCare were deemed to be impaired in 2009, resulting in a non-cash impairment charge of $28.1 million.  In 2008, there was a $9.0 million non-cash impairment charge for the trade names of Nutrimetics and NaturCare.

(e)  Provision for income taxes represents the net tax impact of adjusted amounts.

(f)  Includes $1.8 million related to non-saleable inventory in the Company's South America region of the Beauty Other segment brought about by a decision to work with a more focused product line in certain areas.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Sep. 26,	Dec. 27,
(In millions)	2009	2008

Assets

Cash and cash equivalents	$119.6	$124.8
Other current assets	596.8	579.0
Total current assets	716.4	703.8

Property, plant and equipment, net	253.5	245.4

Other assets	887.3	866.4

Total assets	$1,857.2	$1,815.6

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$2.0	$3.8
Accounts payable and other current liabilities	427.2	447.7

Total current liabilities	429.2	451.5

Long-term debt	487.4	567.4

Other liabilities	332.3	322.7

Total shareholders' equity	608.3	474.0

Total liabilities and shareholders' equity	$1,857.2	$1,815.6

Total Debt to Capital Ratio 45%
Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)
	39 weeks ended	39 weeks ended
	September 26,	September 27,
(In millions)	2009	2008

OPERATING ACTIVITIES
Net cash provided by operating activities	$128.6	$7.3

INVESTING ACTIVITIES
Capital expenditures	(25.8)	(38.2)
Proceeds from disposal of property, plant & equipment	2.9	5.6
Proceeds from insurance settlements	2.7	7.5

Net cash used in investing activities	(20.2)	(25.1)

FINANCING ACTIVITIES
Dividend payments to shareholders	(41.1)	(40.7)
Payments to acquire treasury stock	(32.3)	(22.7)
Repayment of long-term debt and capital lease obligations	(81.3)	(2.2)
Net change in short-term debt	(1.9)	100.9
Proceeds from exercise of stock options	22.5	19.8
Other, net	8.4	8.4

Net cash provided by (used in) financing activities	(125.7)	63.5

Effect of exchange rate changes on cash and cash equivalents	12.1	(2.0)

Net change in cash and cash equivalents	(5.2)	43.7

Cash and cash equivalents at beginning of year	124.8	102.7

Cash and cash equivalents at end of period	$119.6	$146.4

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Third Quarter Ended September 26, 2009

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	102,064	5	555,231	14
Asia Pacific	59,548	24	414,310	25
TW North America	89,490	11	256,404	4
Tupperware	251,102	11	1,225,945	15

Beauty North America	337,621	2	572,826	(4)
Beauty Other	229,103	(5)	570,535	2
Beauty	566,724	(1)	1,143,361	(1)

Total	817,826	3	2,369,306	7

(a) As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 20, 2009

($ in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter
	2008 Actual	2009 Outlook
		Range

		Low	High

Income before income taxes	$83.6	$90.4	$95.2

% change from prior year		8%	14%

Income tax	$17.8	$22.5	$23.8
Effective Rate	21%	25%	25%

Net Income (GAAP)	$65.8	$67.9	$71.4

% change from prior year		3%	9%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	(22.1)	(11.7)	(11.7)
Re-engineering and other restructuring costs	3.1	2.3	2.3
Acquired intangible asset amortization	2.0	1.3	1.3
Income tax (2)	7.6	3.1	3.1
Net Income (Adjusted)	$56.4	$62.9	$66.4

% change from prior year		12%	18%

Exchange rate impact (3)	10.1	-	-
Net Income (Adjusted and 2008 restated for currency changes)	$66.5	$62.9	$66.4

% change from prior year		-5%	0%

Net income (GAAP) per common share (diluted)	$1.05	$1.06	$1.11

Net Income (Adjusted) per common share (diluted)	$0.90	$0.98	$1.03

Average number of diluted shares (millions)	62.2 *	64.3	64.3

(1)  Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)  Represents income tax impact of adjustments
(3)  2008 restated at current currency exchange rates

*  Basic and Diluted earnings per share has been recast to conform with new earnings per share guidance.  This guidance was adopted by the Company as of the beginning of 2009 and reduced 2008 fourth quarter GAAP earnings per share by $0.01 versus the originally reported amount.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 20, 2009

($ in millions, except per share amounts)

	Full Year		Full Year
	2008 Actual		2009 Outlook
			Range

			Low	High

Income before income taxes	$201.9		$214.5	$218.8

% change from prior year			6%	8%

Income tax	$40.5		$55.9	$56.8
Effective Rate	20%		26%	26%

Net Income (GAAP)	$161.4		$158.6	$162.0

% change from prior year			-2%	0%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(24.9)		$(21.8)	$(21.8)
Re-engineering and other restructuring costs	11.9		8.8	8.8
Acquired intangible asset amortization	9.0		5.1	5.1
Purchase accounting intangible impairments	9.0		28.1	28.1
Income tax (2)	3.3		1.3	1.3
Net Income (Adjusted)	$169.7		$180.1	$183.5

% change from prior year			6%	8%

Exchange rate impact (3)	(21.2)		-	-
Net Income (Adjusted and 2008 restated for currency changes)	$148.5		$180.1	$183.5

% change from prior year			21%	24%

Net income (GAAP) per common share (diluted)	$2.55	*	$2.50	$2.55

Net Income (Adjusted) per common share (diluted)	$2.68	*	$2.84	$2.89

Average number of diluted shares (millions)	63.0	*	63.4	63.4

(1)  Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)  Represents income tax impact of adjustments
(3)  2008 restated at current currency exchange rates

*  Basic and Diluted earnings per share has been recast to conform with new earnings per share guidance.  This guidance was adopted by the Company as of the beginning of 2009 and reduced 2008 full year earnings per share by $0.01 versus the originally reported amount.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 20, 2009

($ in millions, except per share amounts)

	Full Year
	2009 Forecast	Full Year
	(mid-point)	2010 Outlook
		Range

		Low	High

Income before income taxes	$216.0	$278.0	$286.5

% change from prior year		29%	33%

Income tax	$56.2	$74.8	$76.9
Effective Rate	26%	27%	27%

Net Income (GAAP)	$159.8	$203.2	$209.6

% change from prior year		27%	31%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(21.8)	$-	$-
Re-engineering and other restructuring costs	8.8	10.0	10.0
Acquired intangible asset amortization	5.1	3.7	3.7
Purchase accounting intangible impairments	28.1	-	-
Income tax (2)	1.3	(3.7)	(3.7)
Net Income (Adjusted)	$181.3	$213.2	$219.6

% change from prior year		18%	21%

Exchange rate impact (3)	16.9	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$198.2	$213.2	$219.6

% change from prior year		8%	11%

Net income (GAAP) per common share (diluted)	$2.52	$3.17	$3.27

Net Income (Adjusted) per common share (diluted)	$2.86	$3.33	$3.43

Average number of diluted shares (millions)	63.4	64.1	64.1

(1)  Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)  Represents income tax impact of adjustments
(3)  2009 restated at current currency exchange rates